Exhibit 99

Sara Lee Corporation 3500 Lacey Road Downers Grove, IL 60515
Release Date:	FOR IMMEDIATE RELEASE
Contact:	Media: Jon Harris, +1.630.598.8661 Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS FIRST QUARTER EARNINGS AND ANNOUNCES DIVESTITURE

OF NORTH AMERICAN FRESH BAKERY BUSINESS TO GRUPO BIMBO

•	Sara Lee announces divestiture of North American Fresh Bakery business to Grupo Bimbo for $959 million

•	First quarter adjusted EPS¹ of $0.21, compared to $0.23 in year-ago period; reported diluted EPS of $0.29 compared to $0.41 in year-ago period

•	Adjusted EPS from continuing operations of $0.13 in first quarter versus $0.17 in year-ago period, reflecting increased marketing spending and higher commodity costs not fully priced through yet

•	Strong top-line performance for company’s two growth businesses, North American Retail and International Beverage, with unit volumes and adjusted net sales both up

•	Guidance for adjusted EPS from continuing operations raised $0.04 to $0.92 – $0.99 per share due to stronger Euro and lower interest expense

DOWNERS GROVE, Ill. (Nov. 9, 2010) – Sara Lee Corp. (NYSE: SLE) today reported lower operating income and diluted earnings per share from continuing operations for the first quarter of fiscal 2011, primarily due to higher commodity costs net of pricing, increased marketing spending and receipt of the final installment of contingent sale proceeds in the year-ago quarter. First quarter results compare to a strong year-ago period, when decreasing commodity costs provided a significant benefit to the company. Net sales from continuing operations were slightly down for the quarter on a reported basis, primarily due to the weaker Euro, as adjusted net sales were up driven by strength in the company’s two growth businesses, North American Retail and International Beverage.

The company also announced today that it has agreed to sell its North American Fresh Bakery business to Grupo Bimbo for $959 million. The proposed deal, which is subject to customary closing conditions and regulatory clearances, is anticipated to close in the first half of calendar year 2011. The combination of Sara Lee’s North American Fresh Bakery business with Bimbo Bakeries USA creates a leading national fresh bakery company in the United States.

For additional information on the divestiture of the North American Fresh Bakery business, please see the separate news release that was published today and is posted on Sara Lee’s website (www.saralee.com).

“The sale of the North American Fresh Bakery business will allow us to aggressively invest in our core protein and coffee businesses. In both categories, we are a leading player, with healthy margins and a strong track record of innovation. We are actively pursuing growth here, organically and through acquisitions,” said Sara Lee Corp. interim chief executive officer Marcel Smits.

“As anticipated, our first quarter operating income came in below the prior-year period. We see our price increases coming through across the board, but in the first quarter they still lagged sharply increasing commodity prices. We are confident that the additional price increases we have announced will mitigate commodity inflation for the full year. We also continue to execute against our capital plans with further share repurchases and the successful refinancing of $800 million of debt at an attractive rate in the first quarter.”

“We are confident that the full year will reflect an acceleration of growth in our top-line and a further bottom-line improvement in our business, building on the past several strong years,” Smits concluded.

[1]

The term “adjusted EPS” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports First Quarter Earnings and Announces Divestiture of

North American Fresh Bakery Business to Grupo Bimbo – Page 2

First Quarter Review

Net Sales and Unit Volumes

Net sales for the first quarter of fiscal 2011 were $2.6 billion, down 0.5% versus the year-ago period as a favorable shift in sales mix and higher prices were offset by lower unit volumes and unfavorable foreign currency exchange rates. The company’s adjusted net sales rose 1.5% in the quarter. This increase was driven by strong adjusted net sales growth in the North American Retail (sales up 7.3%, volume up 4.4%, mix up 1.3%) and International Beverage segments (sales up 4.6%, volume up 1.7%, mix down 0.3%). The North American Fresh Bakery and International Bakery segments saw sales and volume decline, while North American Foodservice was impacted by the loss of a high volume, low margin foodservice bakery contract in the third quarter of last year. Overall, total Sara Lee unit volumes decreased 2.0% in the first quarter of fiscal 2011, while sales mix improved 2.0%.

Operating Income

In the first quarter of fiscal 2011, operating income was $169 million, compared to $326 million in the year-ago period, a decrease of 48.1%, primarily resulting from no longer receiving €95 million ($133 million in the year-ago period) in contingent sale proceeds in the first quarter, as well as lower operating segment income. Adjusted operating income was $179 million, compared to $209 million in the first quarter of fiscal 2010, a decrease of $30 million, or 14.4%, despite a $28 million decline in general corporate expenses, $17 million of favorable mark-to-market variances on unrealized commodity derivatives and a favorable sales mix shift. These positive factors could not fully offset the negative impact of $62 million of higher commodity costs net of pricing and $13 million of higher media advertising and promotion (MAP) investment.

Operating income from discontinued operations was $58 million in the first quarter, down $7 million, or 10.3%, versus the year-ago period, entirely due to the impact of dispositions. Adjusted operating income from discontinued operations was $69 million in the quarter, up $17 million, or 35.5%. At the net income level, discontinued operations reported income of $126 million in the first quarter versus $96 million in the year-ago period, driven by an $89 million net gain on the divestiture of the air care business, partially offset by $52 million of higher income tax expense.

Earnings Per Share

Diluted EPS as reported were $0.29 in the first quarter of fiscal 2011, compared to $0.41 per share in the year-ago period. Adjusted EPS were $0.21 in the first quarter, compared to $0.23 per share in the year-ago quarter.

Reported and adjusted EPS for the first quarter can be summarized as follows:

	First Quarter
	2011	2010
Diluted EPS as reported	$0.29	$0.41
Less:
Total significant items	0.08	0.03
Contingent sale proceeds	—	0.15

Adjusted EPS*	$0.21	$0.23
Of which:
Adjusted EPS from continuing operations	0.13	0.17
Adjusted EPS from discontinued operations	0.07	0.06

*	Amounts are rounded and may not add to the total.

For more detail on the impact of significant items and contingent sale proceeds on diluted EPS, see pages 16, 17 and 18.

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North American Fresh Bakery Business to Grupo Bimbo – Page 3

Cash from Operations

Net cash from operating activities was $28 million in the first quarter of fiscal 2011, compared to $187 million in the prior year period. The decrease was primarily due to lower operating income, higher cash taxes and higher cash contributions to its pension plans. The first quarter cash from operations reflects seasonality in working capital outflow in line with the year-ago period, despite higher commodity prices that impacted inventory levels in the quarter. Sara Lee is targeting a substantial decrease in average working capital in the fiscal 2010 – 2013 timeframe. Various components of the working capital reduction program are being implemented and results are in line with expectations.

Financial and Business Highlights

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MAP spending increased $13 million, or 18%, in the first quarter of fiscal 2011, driven by an increase in spending at the North American Retail and International Beverage segments. The North American Retail segment invested primarily behind two of its core retail brands, Hillshire Farm and Jimmy Dean, for the latter partly in support of the new Jimmy D’s product line. The International Beverage segment supported important new products, such as L’OR Espresso in France and Douwe Egberts Aromettes in Belgium, and invested behind the Café Pilão brand in Brazil.

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In the first quarter, commodity costs (excluding commodity mark-to-market), increased by about $90 million, which included $31 million of currency mark-to-market losses related to the purchase of commodities in the International Beverage segment. The $90 million commodity cost increase was partially offset by approximately $28 million in higher prices, resulting in a net unfavorable commodity cost impact of about $62 million in the first quarter.

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Net interest expense was $30 million in the first quarter, compared to $29 million in the year-ago period. In the quarter, the company successfully issued two $400 million bonds with a blended interest rate of 3.4%. The bonds were issued to help refinance Sara Lee’s 6 1/4% notes, which were due on September 15, 2011. The lower interest rate on the new bonds will reduce annual interest cost by approximately $20 million. The company incurred $30 million of debt extinguishment costs in the first quarter related to the early redemption of the 6 1/4% notes and expects another $25 million of debt extinguishment costs in the second quarter.

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General corporate expenses were $25 million in the first quarter compared to $55 million in the year-ago period; a decrease of $30 million. Excluding significant items, general corporate expenses decreased $28 million in the quarter, from $49 million to $21 million, primarily driven by lower IT costs, lower employee benefit costs and several smaller items. For the full year, general corporate expenses excluding significant items are expected to decrease about $50 million versus fiscal 2010.

•	Mark-to-market gains from unrealized commodity derivatives amounted to $14 million in the first quarter; an improvement of $17 million compared to losses of $3 million in the year-ago period.

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The effective tax rate for continuing operations in the first quarter, on an as reported basis, was 37.1%, compared to 35.5% in the year-ago quarter. The year-over-year increase in the tax rate was due to impact of the receipt of the final installment of tax-free contingent sale proceeds in the year-ago quarter and the impact of various discrete tax items in the current quarter, which are not material individually or in the aggregate. For further detail on the tax rate, see pages 17 and 18 of this release. Sara Lee expects that the tax rate for continuing operations, excluding significant items, will be between 33% and 35% for fiscal 2011.

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Project Accelerate is a company-wide cost savings and productivity initiative focused on outsourcing actions, supply chain efficiencies and organizational simplification. The company expects annualized project benefits in continuing operations of $350 - $400 million by the end of fiscal 2012, and cumulative costs of $300+ million in the fiscal 2009 – 2012 timeframe. In the first quarter of fiscal 2011, the project generated $29 million of additional benefits in continuing operations. The company expects cumulative project benefits of $270 to $290 million in fiscal 2011, compared to $180 million of cumulative savings at the end of fiscal 2010. The company expects Project Accelerate costs in fiscal 2011 to be approximately $30 to $50 million; Project Accelerate costs were $10 million in the first quarter.

Sara Lee Reports First Quarter Earnings and Announces Divestiture of

North American Fresh Bakery Business to Grupo Bimbo – Page 4

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Progress toward divesting the international household and body care businesses continues. In the first quarter, the company closed on the majority of the air care business being sold to Procter & Gamble and received $355 million of the total proceeds to be received on the sale. The company is working on the close of the proposed transactions of the global body care business to Unilever for €1.275 billion and the non-Indian insecticides business to SC Johnson for €153.5 million. Both proposed transactions are expected to close in calendar year 2010, and are subject to customary closing conditions and regulatory clearances. Sara Lee is confident it will be able to successfully divest the remaining household businesses, primarily its global shoe care and Asian cleaning businesses, based on interest from various parties.

Capital Plan Initiatives

Sara Lee is in the process of executing a balanced capital plan that focuses on share repurchases, dividend pay-out and the funded status of the company’s pension plans, while maintaining a solid investment grade credit profile.

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The company plans to buy back $2.5 to $3.0 billion of shares over a three-year period. As a result of the divestiture of the North American Fresh Bakery business announced today, Sara Lee plans to accelerate its share repurchase program; the company now expects to complete the program by the end of fiscal 2012 (July 2012). $500 million of the share repurchase was executed in fiscal 2010 and the expectation is to repurchase another $1.0 to $1.5 billion in fiscal 2011. In the first quarter of fiscal 2011, Sara Lee bought back approximately 24 million shares of common stock in the open market. The total cost for share repurchases in the first quarter was $373 million. Outstanding board authorizations for buybacks are $2.1 billion in addition to a 13.5 million share authorization remaining under a prior program.

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On Oct. 28, Sara Lee announced that it increased its quarterly dividend by 4.5% to $0.115 per common share, payable on Dec. 31, 2010, resulting in an annualized dividend of $0.46 per share. No change in Sara Lee’s dividend amount is expected as a result of the divestiture of the North American Fresh Bakery business.

•	The company continues to evaluate the best opportunities for value creation and investment of cash, including potential acquisitions or other investments in the company’s growth.

CEO Position

Sara Lee’s board is in the process of selecting a new chief executive officer, to replace Brenda C. Barnes who stepped down for health reasons on Aug. 9. The board is considering both internal and external candidates for the CEO position. Pending the appointment of a permanent CEO, Marcel Smits acts as the interim chief executive officer, Mark Garvey as the interim chief financial officer and James S. Crown, an independent director, as the chairman of the board. Mr. Crown leads the Office of the Chairman, comprised of Crown, Smits and CJ Fraleigh, chief executive officer Sara Lee North America.

Business Performance Review

North American Retail

In line with expectations, higher commodity costs net of pricing were a headwind for the North American Retail segment in the first quarter of fiscal 2011. This year’s quarter compares with a very strong year-ago period when margins were above the trend line of gradual improvement helped by a tailwind from lower commodity costs. In addition, the North American Retail segment continued to invest heavily behind two of its core retail brands, Hillshire Farm and Jimmy Dean, the launch of new products and other consumer-centric marketing programs. As a result, MAP increased by $10 million, or 38% year over year. Lastly, investments were made in the new Kansas City sliced meat plant that will become operational in early calendar year 2011, as well as in the implementation of the segment’s ERP and trade optimization systems.

In all, operating segment income decreased $17 million, or 20.6% in the first quarter to $63 million, while adjusted operating segment income decreased $19 million, or 23.0%. The impact of the higher commodity costs net of pricing, and marketing and other investments, were partially offset by a favorable sales mix shift into higher-margin products, the strong volume performance of the segment’s core retail business and continuous improvement and Project Accelerate savings.

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Unit volumes increased 4.4% in the first quarter, driven by growth for Jimmy Dean breakfast sandwiches and sausages and Hillshire Farm lunchmeats and smoked sausage. Net sales of $707 million were up 7.3% in the first quarter, on a reported and adjusted basis, driven by higher unit volumes, favorable sales mix (up 1.3%), as well as higher prices. The segment successfully launched various new products, such as a line of kids-focused Jimmy Dean breakfast products under the Jimmy D’s sub-brand, lower sodium Hillshire Farm and Sara Lee lunch and deli meats and Hillshire Farm lunch meat variety packs.

The retail business’ competitive position continued to strengthen with market share improvements in 10 of its 12 core categories. Hillshire Farm smoked sausage, for example, increased its market share by 1.6 points versus last year, strengthening its number one market position to 29.1%, while Jimmy Dean protein breakfast increased its leading market share by 3.7 points to 58.0% (Information Resources, Inc. (IRI) share data, 12 weeks ending Sept. 19, 2010).

The segment is taking specific pricing actions to allow it to price through its higher input costs in fiscal 2011. As a result of active monitoring of its cost and price positions, continued focus on efficiency and good growth prospects the segment is forecast to show improved bottom-line results for the year. First half fiscal 2011 operating income is expected to be below the year-ago period, reflecting the impact of investment timing and commodity cost increases which will not yet have been fully offset with pricing actions.

North American Fresh Bakery

The segment’s first quarter bottom-line results were impacted by lower prices and decreased unit volumes. However, unit volumes for Sara Lee branded fresh bakery products were up, resulting in a favorable sales mix shift (up 1.0%) for the segment in the quarter. Branded volumes increased following price recalibration actions in the second half of fiscal 2010 and were helped by the successful reformulation of certain top-selling Sara Lee brand breads. The segment also improved its total branded fresh bakery share by 0.7 points to 9.6% (IRI share data, volume share, FDMx, 12 weeks, ending Sept. 19, 2010).

Private label volume was down in the first quarter, but is expected to improve going forward on the back of new business bids won. Overall, unit volume in the first quarter was down 2.4% compared to the prior year. It should be noted that the majority of the volume decline is attributable to the timing of the 4th of July holiday, as the ‘sell in’ week for the holiday fell in the fourth quarter of fiscal 2010. Net sales decreased 4.6% to $516 million in the first quarter, on a reported and adjusted basis, primarily due to lower unit volumes and lower prices, partially offset by favorable sales mix into branded business.

The segment reported an operating loss of $1 million in the first quarter, compared to income of $14 million in the year-ago period, a decrease primarily due to lower prices and volumes. These factors were partially offset by lower commodity costs and a decrease in operating costs driven by Project Accelerate initiatives and other continuous improvement savings. The adjusted operating segment income in the first quarter was nil versus $22 million of income in the year-ago period.

North American Foodservice

The North American Foodservice segment reported lower top- and bottom-line results for the first quarter of fiscal 2011, compared to a very strong year-ago period. As communicated previously, the segment lost two accounts in the second half of fiscal 2010. The first was a high volume, but low margin bakery contract, which will impact unit volumes in the first half of fiscal 2011. The second was a low volume, but high margin liquid coffee concentrate contract, which will impact the segment’s year-over-year comparisons for most of fiscal 2011.

The foodservice segment reported operating segment income of $29 million in the first quarter compared to $38 million in the year-ago period, a 23.2% decrease primarily due to the loss of the above mentioned liquid coffee concentrate contract, market-driven demand weakness and higher commodity costs. These impacts were partially offset by higher prices, growth with key customers, savings from Project Accelerate and continuous improvement initiatives and a favorable sales mix shift (up 10.6%). Adjusted operating segment income decreased by $7 million, or 20.1%, to $31 million in the first quarter.

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Net sales decreased 2.6% to $445 million on a reported basis and 2.7% on an adjusted basis in the first quarter, primarily driven by significantly lower unit volumes, which was partially offset by the favorable sales mix shift and higher prices. The loss of the two large contracts in fiscal 2010, as well as ongoing market driven demand weakness, resulted in 17.6% lower unit volumes in the quarter.

While foodservice industry trends are expected to remain challenging for the foreseeable future, the business segment anticipates having another year of bottom-line improvement in fiscal 2011 behind new business with key customers, the impact of strategic pricing actions, favorable sales mix and further improvements in its cost structure.

International Beverage

The International Beverage segment reported good top-line results for the first quarter of fiscal 2011, with unit volumes and adjusted net sales both up. The segment successfully pushed through price increases in all geographies to offset a part of the unprecedented price increases in the coffee commodity markets. In addition, MAP spending increased to support the launch of premium innovations in France, Spain, the Netherlands and Belgium.

Reported operating segment income was $90 million, down $33 million, or 27.2% from $123 million in the first quarter of fiscal 2010. Adjusted operating segment income decreased $24 million, or 20.2%, to $92 million in the first quarter, driven by higher commodity costs, which included $31 million in currency mark-to-market losses related to the purchase of raw materials, as well as business growth initiatives in Brazil and investments in other growth projects. These negative impacts were partially offset by higher unit volumes, higher prices and continuous improvement and Project Accelerate savings.

Net sales decreased 0.9% to $728 million in the first quarter, solely due to unfavorable foreign currency exchange rates. Adjusted net sales were up 4.6%, primarily driven by higher unit volumes, pricing actions and higher green coffee export sales, partially offset by a slightly unfavorable sales mix shift (down 0.3%). Unit volumes were up 1.7% in the first quarter, driven by volume growth in Brazil and strong volumes for Senseo single-serve coffee pods and L’OR Espresso capsules in France, as well as higher volumes for foodservice coffee in Europe and instant coffee in Australia and Thailand.

The International Beverage segment will continue to invest in its brands, innovation and international expansion in fiscal 2011 and the top-line is expected to show further acceleration of growth. Adjusted operating income is expected to be down in fiscal 2011 as a result of the aforementioned investments, combined with the impact of rising commodity costs, stranded overhead costs that were previously shared with discontinued operations and the fact that fiscal 2010 included a $30 million unrealized currency gain related to the purchase of raw materials.

International Bakery

The International Bakery segment is still facing macro-economic and competitive headwinds in its core Spanish fresh bakery market. In this market, while unit volumes were still under pressure from private label competition, the business continued to work diligently on improving its cost structure and introduced various value-added new products. The French refrigerated dough business continued to perform well in the first quarter of fiscal 2011.

The segment reported operating segment income of $8 million in the first quarter, up from $6 million in the year-ago period. Adjusted operating segment income was $8 million, compared to $12 million in the prior-year quarter, or down 27.4%, largely due to reduced prices and lower unit volumes, partially offset by Project Accelerate and continuous improvement savings.

Net sales decreased 9.0% to $186 million in the quarter, due to lower prices, unfavorable foreign currency exchange rates, lower unit volumes and a slightly unfavorable sales mix (down 0.1%). Adjusted net sales decreased 2.8%. Unit volumes declined 3.7% as strong volumes for refrigerated dough products in France and strong export volume to Italy and Scandinavia, could not fully offset volume weakness in the Spanish bakery business.

Although the segment expects to benefit from the strong performance of its European refrigerated dough and Australian frozen bakery businesses, due to the still challenging Spanish fresh bakery market, adjusted operating segment income is expected to be flat in fiscal 2011.

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Guidance Update

	Fiscal 2011 Guidance	Fiscal 2010 (1)
Total diluted EPS	$1.09 – 1.18/per share	$0.73/per share
Diluted EPS from continuing operations	$0.89 – 0.96/per share	$0.92/per share
Diluted EPS from discontinued operations	$0.21 – 0.23/per share	$(0.19)/per share

Contingent sale proceeds	—	$0.19/per share

Total significant items, net (2)	$0.08/per share	$(0.57)/per share
Significant items related to continuing operations	$(0.03)/per share	$(0.05)/per share
Significant items related to discontinued operations	$0.12/per share	$(0.52)/per share

Impact of 53rd week	—	$0.03/per share
Impact of 53rd week in continuing operations	—	$0.02/per share
Impact of 53rd week in discontinued operations	—	$0.01/per share

Adjusted EPS (2)(3)	$1.01 – 1.10/per share	$1.08/per share
Adjusted EPS from continuing operations	$0.92 – 0.99/per share	$0.76/per share
Adjusted EPS from discontinued operations	$0.09 – 0.11/per share	$0.32/per share

Net sales	$11.8 – $12.1 billion	$12.9 billion
Net sales from continuing operations	$11.0 – $11.2 billion	$10.8 billion
Net sales from discontinued operations	$0.8 – $0.9 billion	$2.1 billion

Total operating income (4)	$1,035 – $1,120 million	$1,169 million
Operating income from continuing operations	$965 – $1,030 million	$918 million
Operating income from discontinued operations	$70 – $90 million	$251 million

Cash flow from operations (incl. discontinued ops.)	$600 – $700 million	$952 million

Capital expenditures	$400 – $450 million	$385 million

Interest expense, net	$96 million	$123 million

Tax rate, cont. operations, excl. significant items	33% – 35%	29.7%

Dollar/Euro exchange rate	$1.35	$1.39

(1)	Fiscal 2010 had 53 weeks.
(2)	Amounts are rounded and may not add to the total.
(3)	“Adjusted EPS” and other “adjusted” financial measures are explained on pages 19 and 20 of this release.
(4)	Fiscal 2011 operating income guidance includes a negative impact of $21 million in net significant items reported in the first quarter, of which $10 million was reported in continuing operations and $11 million in discontinued operations, but does not include any additional significant items that may occur during the remainder of the fiscal year.

Sara Lee currently expects full-year fiscal 2011 total diluted EPS to be in the range of $1.09 to $1.18 per share, which includes a $0.08 per share net gain from significant items realized in the first quarter of fiscal 2011, and compares to $0.73 per share in fiscal 2010. This guidance does not include any additional significant items that may occur during the remainder of the fiscal year.

Adjusted EPS from continuing operations for fiscal 2011 is expected to be $0.92 to $0.99 per share, compared to $0.76 per share in fiscal 2010. The year-over-year increase is primarily driven by $90 to $110 million in additional Project Accelerate benefits, $1.0 to $1.5 billion of share repurchase, lower pension expense (of which $20 million is part of Project Accelerate) and $27 million in lower interest expense. Compared to the initial fiscal 2011 guidance provided on Aug. 12, 2010, guidance for adjusted EPS from continuing operations was raised by $0.04 per share today to reflect lower net interest expense and the stronger Euro. The company expects $25 million of debt extinguishment costs in the second quarter.

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Cash from operations is expected to decline from $952 million in fiscal 2010 to $600 to $700 million in fiscal 2011. The decline is primarily the result of lower income from discontinued operations, higher cash restructuring payments to eliminate stranded overhead, higher cash taxes related to gains from various household and body care transactions and an increase in working capital due to business growth and higher commodity market prices in fiscal 2011. Positively, pension cash contributions will be lower in fiscal 2011 as a result of voluntarily contributing $200 million in fiscal 2010.

Sara Lee currently expects the North American Retail and Foodservice segments to show an increase in adjusted operating segment income in fiscal 2011. The North American Fresh Bakery and International Bakery segments are expected to be flat and the International Beverage segment is expected to be down in fiscal 2011. The company expects that general corporate expenses will decline by approximately $50 million in fiscal 2011.

Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known. Also the timing of the close of various International Household and Body Care transactions can have an impact on guidance.

Webcast and Form 10-Q

Sara Lee Corporation’s review of its results for the first quarter and the announced divestiture of the North American Fresh Bakery business will be broadcast live via the Internet today at 9:00 a.m. CT. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10:00 a.m. CT. For people who are unable to listen to the webcast live, a recording will be available on the website two hours following the completion of the webcast until Monday, May 9, 2011. Sara Lee Corporation will file a Form 10-Q for the first quarter of fiscal 2011 with the Securities and Exchange Commission on or before Friday, Nov. 12, 2010.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects and future financial results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “anticipates,” “we are confident,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.

Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Sara Lee’s most recent Annual Report on Form 10-K and other SEC Filings, as well as factors relating to:

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Sara Lee’s share repurchase and other capital plans, such as (i) future opportunities that the Board may determine present greater potential value to shareholders than the current capital plans and targets, including without limitation potential acquisitions, joint ventures or other corporate transactions, and investments in Sara Lee’s business; (ii) future operating or capital needs that require a more significant outlay of cash than currently anticipated; or (iii) future changes in facts or circumstances that may impact the anticipated accounting treatment of such activities;

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Sara Lee’s relationship with its customers, such as (iv) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer, including changes in how such customers manage their suppliers and the level of inventory these customers maintain; and (v) credit and other business risks associated with customers operating in a highly competitive retail environment;

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The consumer marketplace, such as (vi) significant competition, including advertising, promotional and price competition; (vii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (viii) fluctuations in the cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response to fluctuations in cost and the impact on Sara Lee’s profitability; (ix) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (x) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

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Sara Lee’s international operations, such as (xi) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro; (xii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations, share repurchase plans, dividends, debt service and corporate costs; (xiii) the impact on Sara Lee’s business of its receipt of binding offers to purchase a large portion of its H&BC business, its intent to divest the remainder of that business and any inability to complete these transactions or to divest the remaining H&BC businesses on favorable terms; and (xiv) difficulties and costs associated with complying with U.S. laws and regulations, such as Foreign Corrupt Practices Act, applicable to entities with overseas operations, and different regulatory structures and unexpected changes in regulatory environments overseas, including without limitation potentially negative consequences from changes in anti-competition and tax laws; and (xv) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

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Previous business decisions, such as (xvi) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate and the outsourcing of significant portions of our financial transaction processing, global IT, and global indirect procurement activities; (xvii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xviii) credit ratings issued by the three major credit rating agencies, the impact of Sara Lee’s capital plans and targets on such credit ratings and the impact these ratings and changes in these ratings may have on Sara Lee’s cost to borrow funds, access to capital/debt markets, and ability to complete the planned share repurchase; (xix) Sara Lee’s plan to refinance significant outstanding indebtedness in the next two years and the impact of potential changes in the credit environment; (xx) Sara Lee’s plan to repurchase a significant amount of its common stock and the impact of such repurchases on its earnings, cash flow and credit ratings; (xxi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xxii) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates; and

•	Uncertainty relating to the chief executive officer position and the fact that Sara Lee’s board has initiated a process to identify a permanent successor.

In addition, Sara Lee’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Sara Lee and Senseo. Collectively, our brands generate nearly $11 billion in annual net sales. Sara Lee has approximately 33,000 employees in its continuing operations worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

#     #     #

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SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarter ended October 2, 2010 and September 26, 2009

(In millions, except per share data—Unaudited)

	Quarter ended
	October 2, 2010	September 26, 2009
Continuing operations
Net sales	$2,575	$2,588

Cost of sales	1,663	1,619
Selling, general and administrative expenses	738	763
Net charges for exit activities, asset and business dispositions	5	13
Contingent sale proceeds	—	(133)

Operating income	169	326
Interest expense	36	35
Interest income	(6)	(6)
Debt extinguishment costs	30	—

Income from continuing operations before income taxes	109	297
Income tax expense	41	106

Income from continuing operations	68	191

Discontinued operations:
Income from discontinued operations, net of tax expense (benefit) of $21 and $(31)	37	96
Gain on sale of discontinued operations, net of tax expense of $166 and nil	89	—

Net income from discontinued operations	126	96

Net income	194	287

Less: Income from noncontrolling interests, net of tax
Continuing operations	2	1
Discontinued operations	—	2

Net income attributable to Sara Lee	$192	$284

Amounts attributable to Sara Lee:
Net income from continuing operations	$66	$190
Net income from discontinued operations	126	94

Earnings per share of common stock:
Basic
Income from continuing operations	$0.10	$0.27
Net income	$0.29	$0.41
Average shares outstanding	653	697

Diluted
Income from continuing operations	$0.10	$0.27
Net income	$0.29	$0.41
Average shares outstanding	655	698

Cash dividends declared per share of common stock	$—	$—

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SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at October 2, 2010 and July 3, 2010

(In millions—Unaudited)

	October 2, 2010	July 3, 2010
Assets
Cash and equivalents	$1,125	$955
Trade accounts receivable, less allowances	1,229	1,187
Inventories
Finished goods	497	406
Work in process	35	31
Materials and supplies	408	309

	940	746

Current deferred income taxes	225	262
Other current assets	332	370
Assets held for sale	270	260

Total current assets	4,121	3,780
Property, net of accumulated depreciation of $2,945 and $2,822, respectively	2,100	2,070
Trademarks and other identifiable intangibles, net	501	504
Goodwill	1,297	1,261
Deferred income taxes	243	225
Other noncurrent assets	174	164
Noncurrent assets held for sale	818	832

	$9,254	$8,836

Liabilities and Equity
Notes payable	$111	$47
Accounts payable	979	1,005
Income taxes payable and current deferred taxes	14	8
Other accrued liabilities	1,254	1,255
Current maturities of long-term debt	473	16
Liabilities held for sale	291	253

Total current liabilities	3,122	2,584
Long-term debt	2,432	2,718
Pension obligation	513	530
Deferred income taxes	617	548
Other liabilities	1,052	931
Noncurrent liabilities held for sale	3	10
Equity
Sara Lee common stockholders’ equity	1,486	1,487
Noncontrolling interest	29	28

Total Equity	1,515	1,515

	$9,254	$8,836

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SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three Months Ended October 2, 2010 and September 26, 2009

(In millions—Unaudited)

	Three Months ended
	October 2, 2010	September 26, 2009
Operating activities -
Net income	$194	$287
Less: Cash received from contingent sale proceeds	—	(133)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	82	99
Amortization	21	27
Net (gain) loss on business dispositions	(255)	—
Pension contributions, net of expense	(17)	28
Increase in deferred income taxes for unremitted earnings	77	—
Debt extinguishment costs	30	—
Other	21	24
Changes in current assets and liabilities, net of businesses acquired and sold:
Trade accounts receivable	35	(30)
Inventories	(140)	(80)
Other current assets	(64)	(2)
Accounts payable	9	(44)
Accrued liabilities	(47)	(37)
Accrued taxes	82	48

Net cash from operating activities	28	187

Investment activities -
Purchases of property and equipment	(66)	(59)
Purchases of software and other intangibles	(7)	(5)
Dispositions of businesses and investments	355	—
Cash received from contingent sale proceeds	—	133
Cash received from derivative transactions	26	34
Sales of assets	7	6

Net cash received from investment activities	315	109

Financing activities -
Issuances of common stock	1	—
Purchases of common stock	(373)	—
Borrowings of other debt	890	8
Repayments of other debt	(708)	(35)
Net change in financing with less than 90-day maturities	(22)	62
Payments of dividends	(73)	(78)

Net cash used in financing activities	(285)	(43)

Effect of changes in foreign exchange rates on cash	112	51

Increase (decrease) in cash and equivalents	170	304
Add: Cash balances of discontinued operations at beginning of year	—	8
Less: Cash balances of discontinued operations at end of period	—	(12)
Cash and equivalents at beginning of year	955	951

Cash and equivalents at end of quarter	$1,125	$1,251

Supplemental cash flow data:
Cash paid for restructuring actions	$25	$36
Cash contributions to pension plans	30	5
Cash paid for income taxes	68	26

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Sara Lee Corporation and Subsidiaries

Segment Analysis—as reported

(in millions—Unaudited)

	Quarter ended
	October 2, 2010	September 26, 2009	Change
			Dollars	%
Continuing Operations:
Net sales:
North American Retail	$707	$659	$48	7.3%
North American Fresh Bakery	516	541	(25)	(4.6)
North American Foodservice	445	457	(12)	(2.6)
International Beverage	728	734	(6)	(0.9)
International Bakery	186	204	(18)	(9.0)
Intersegment	(7)	(7)	—

Total net sales	$2,575	$2,588	$(13)	(0.5)%

Operating income (loss):
North American Retail	$63	$80	$(17)	(20.6)%
North American Fresh Bakery	(1)	14	(15)	NM
North American Foodservice	29	38	(9)	(23.2)
International Beverage	90	123	(33)	(27.2)
International Bakery	8	6	2	48.2

Operating segment income	189	261	(72)	(27.5)

General corporate expenses	(25)	(55)	30
Mark-to-market derivative gain/(loss)	14	(3)	17
Amortization	(11)	(11)	—
Adjustment for noncontrolling interest	2	1	1
Contingent sale proceeds	—	133	(133)

Total operating income	$169	$326	$(157)	(48.1)%

Operating Margin:
North American Retail	8.9%	12.1%		(3.2)%
North American Fresh Bakery	(0.2)	2.7		(2.9)
North American Foodservice	6.6	8.3		(1.7)
International Beverage	12.3	16.8		(4.5)
International Bakery	4.5	2.7		1.8

Total Sara Lee	6.6%	12.6%		(6.0)%

Discontinued Operations:
Net sales	$408	$521	$(113)	(21.7)%
Operating segment income	58	69	(11)	(17.1)
Operating income	58	65	(7)	(10.3)
Operating Margin	14.1%	13.3%		0.8%`

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Sara Lee Corporation and Subsidiaries

Segment Analysis—as adjusted

(in millions—Unaudited)

	Quarter ended
	October 2, 2010	September 26, 2009	Change
			Dollars	%
Continuing Operations:
Adjusted net sales:
North American Retail	$707	$659	$48	7.3%
North American Fresh Bakery	516	541	(25)	(4.6)
North American Foodservice	445	457	(12)	(2.7)
International Beverage	728	696	32	4.6
International Bakery	186	191	(5)	(2.8)
Intersegment	(7)	(7)	—

Adjusted net sales	$2,575	$2,537	$38	1.5%

Adjusted operating income (loss):
North American Retail	$64	$83	$(19)	(23.0)%
North American Fresh Bakery	—	22	(22)	NM
North American Foodservice	31	38	(7)	(20.1)
International Beverage	92	116	(24)	(20.2)
International Bakery	8	12	(4)	(27.4)

Adjusted operating segment income	195	271	(76)	(28.0)

General corporate expenses	(21)	(49)	28
Mark-to-market derivative gain/(loss)	14	(3)	17
Amortization	(11)	(11)	—
Adjustment for noncontrolling interest	2	1	1

Adjusted operating income	$179	$209	$(30)	(14.4)%

Adjusted Operating Margin:
North American Retail	9.0%	12.6%		(3.6)%
North American Fresh Bakery	0.0	4.1		(4.1)
North American Foodservice	7.0	8.5		(1.5)
International Beverage	12.7	16.6		(3.9)
International Bakery	4.6	6.1		(1.5)

Total Sara Lee	6.9%	8.2%		(1.3)%

Discontinued Operations:
Adjusted net sales	$408	$409	$(1)	(0.2)%
Adjusted operating segment income	69	56	13	23.3
Adjusted operating income	69	52	17	35.5
Adjusted operating margin	17.0%	13.7%		3.3%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures. See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

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Sara Lee Corporation and Subsidiaries

Net Sales Bridge

For the First Quarter ended October 2, 2010

(Unaudited)

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

First Quarter ended October 2, 2010

	Unit Volume	+	Mix	+	Price	+	Other	=	Adjusted Net Sales* Change	+	Foreign Exchange	=	Total Net Sales Change
North American Retail (1)	4.4%		1.3%		2.3%		(0.7)%		7.3%		0.0%		7.3%

North American Fresh Bakery	(2.4)		1.0		(3.4)		0.2		(4.6)		0.0		(4.6)

North American Foodservice	(17.6)		10.6		4.5		(0.2)		(2.7)		0.1		(2.6)

International Beverage	1.7		(0.3)		2.3		0.9		4.6		(5.5)		(0.9)

International Bakery	(3.7)		(0.1)		(2.9)		3.9		(2.8)		(6.2)		(9.0)

Total Continuing Business (1)	(2.0)%		2.0%		1.1%		0.4%		1.5%		(2.0)%		(0.5)%

*	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/dispositions. See pages 19 and 20 for a detailed explanation of this and other non-GAAP measures in this release.

(1)	Volume data excludes the impact of commodity hog volumes as the corporation has exited nearly all of its commodity hog contracts.

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Sara Lee Corporation and Subsidiaries

Significant Items Analysis

(Unaudited)

	Quarter ended Oct. 2, 2010			Quarter ended Sept. 26, 2009
(In millions except per share data)	Pretax Impact	Net Income	Diluted EPS Impact (1)	Pretax Impact	Net Income	Diluted EPS Impact (1)
Continuing Operations:
Business outsourcing costs	$(3)	$(2)	$—	$(5)	$(3)	$—
Severance	(5)	(3)	(0.01)	(13)	(9)	(0.01)
Accelerated depreciation	(2)	(1)	—	—	—	—

Total Project Accelerate	(10)	(6)	(0.01)	(18)	(12)	(0.01)

Pension partial withdrawal liability charge	—	—	—	(7)	(5)	(0.01)

Debt extinguishment costs	(30)	(19)	(0.03)	—	—	—

Impact of significant items on income from continuing operations before income taxes	(40)	(25)	(0.04)	(25)	(17)	(0.02)

UK net operating loss utilization	—	—	—	—	6	0.01
Tax audit settlement/reserve adjustments	—	4	0.01	—	1	—
Tax valuation allowance adjustment	—	—	—	—	(25)	(0.04)

Impact of significant items on income from continuing operations	(40)	(21)	(0.03)	(25)	(35)	(0.05)

Discontinued operations:
Professional fees/other	(4)	(3)	(0.01)	(4)	(3)	—
Project Accelerate charges	(7)	(5)	(0.01)	—	—	—
Gain on the sale of discontinued operations	255	89	0.14	—	—	—
Valuation allowance adjustment	—	—	—	—	47	0.07
Tax basis difference adjustment	—	2	—	—	11	0.02
Tax on unremitted earnings	—	(5)	(0.01)	—	(5)	(0.01)

Impact of significant items on income from discontinued operations	244	78	0.12	(4)	50	0.08

Impact of significant items on net income	$204	$57	$0.08	$(29)	$15	$0.03

Impact of significant items on income from continuing operations before income taxes
Cost of sales	$(2)			$(1)
Selling, general and administrative expenses	(3)			(11)
Exit and business dispositions	(5)			(13)
Debt extinguishment costs	(30)			—

Total	$(40)			$(25)

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

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Sara Lee Corporation and Subsidiaries

Reconciliation of as Reported to Adjusted

Quarter ended October 2, 2010

Amounts in millions, except per share data

(Unaudited)

	As Reported	Impact of Significant Items		Adjusted (1)
		Continuing Operations	Discontinued Operations
Continuing operations:
Income (loss) from continuing operations before income taxes	$109	$(40)	$—	$149
Income tax (benefit) expense	41	(19)	—	60

Income (loss) from continuing operations	68	(21)	—	89

Discontinued operations:
Income (loss) from discontinued operations, net of tax	37	—	(11)	48
Gain on sale of discontinued operations, net of tax	89	—	89	—

Net income from discontinued operations	126	—	78	48

Net income (loss)	194	(21)	78	137

Less: Income from noncontrolling interests, net of tax
Continuing operations	2	—	—	2
Discontinued operations	—	—	—	—

Net income (loss) attributable to Sara Lee	$192	$(21)	$78	$135

Amounts attributable to Sara Lee:
Net income (loss) from continuing operations	$66	$(21)	$—	$87
Net income (loss) from discontinued operations	126	—	78	48

Earnings per share of common stock:
Diluted
Income from continuing operations	$0.10	$(0.03)	$—	$0.13
Net income (loss)	$0.29	$(0.03)	$0.12	$0.21

Effective tax rate—continuing operations	37.1%			39.8%

(1)	Represents a non-GAAP financial measure. See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures.

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Sara Lee Corporation and Subsidiaries

Reconciliation of as Reported to Adjusted

Quarter ended September 26, 2009

Amounts in millions, except per share data

(Unaudited)

	As Reported	Impact of Significant Items		Contingent Sale Proceeds	Adjusted (1)
		Continuing Operations	Discontinued Operations
Continuing operations:
Income (loss) from continuing operations before income taxes	$297	$(25)	$—	$133	$189
Income tax (benefit) expense	106	10	—	30	66

Income (loss) from continuing operations	191	(35)	—	103	123

Discontinued operations:
Income (loss) from discontinued operations, net of tax	96	—	50	—	46
Gain on sale of discontinued operations, net of tax	—	—	—	—	—

Net income from discontinued operations	96	—	50	—	46

Net income (loss)	287	(35)	50	103	169

Less: Income from noncontrolling interests, net of tax
Continuing operations	1	—	—	—	1
Discontinued operations	2	—	—	—	2

Net income (loss) attributable to Sara Lee	$284	$(35)	$50	$103	$166

Amounts attributable to Sara Lee:
Net income (loss) from continuing operations	$190	$(35)	$—	$103	$122
Net income (loss) from discontinued operations	94	—	50	—	44

Earnings per share of common stock:
Diluted
Income from continuing operations	$0.27	$(0.05)	$—	$0.15	$0.17
Net income (loss)	$0.41	$(0.05)	$0.08	$0.15	$0.23

Effective tax rate—continuing operations	35.5%				35.1%

(1)	Represents a non-GAAP financial measure. See pages 19 and 20 for a detailed explanation of these and other non-GAAP measures.

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Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); debt extinguishment costs; tax charge on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee received cash payments annually so long as tobacco continued to be a legal product in the specified countries. Our last cash payment was received on July 15, 2009. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

“Impact of 53rd week” is the financial impact to Sara Lee, in terms of additional sales, expense or income, resulting from fiscal 2010 having 53 weeks as compared to 52 weeks in the comparable fiscal years.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, the receipt of contingent sale proceeds, the impact of acquisitions and dispositions, the impact of the 53rd week and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and the impact of the contingent sale proceeds. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Two of the three performance measures under Sara Lee’s annual incentive plan are net sales and operating income, which are the reported amounts as adjusted for significant items and possibly other items. Operating income, as adjusted for significant items, also may be used as a component of Sara Lee’s long-term incentive plans. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

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Management also has received inquiries from investors seeking to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the tables “Reconciliation of as Reported to Adjusted” for each fiscal period includes certain non-GAAP financial measures, and is intended to help investors better understand Sara Lee’s effective tax rate.

The following is an explanation of the non-GAAP financial measures presented in this release.

In the “Reconciliation of as Reported to Adjusted” table on pages 17 and 18, the Adjusted amounts equal each of “income before taxes,” “tax (expense) benefit,” “net income” and “effective tax rate,” computed in accordance with GAAP less the impact of significant items recognized in the fiscal period presented. Each item in the “Adjusted” column of that table equals the indicated financial measure computed in accordance with GAAP less the impact of both significant items and contingent sale proceeds recognized in the fiscal period presented.

“Adjusted EPS” excludes from diluted EPS, as reported, for total Sara Lee, for continuing operations or for discontinued operations, as indicated, the per share impact of significant items and contingent sale proceeds, and the per share impact of the 53rd week recognized in the fiscal period presented. The line item title or the context of its use in this release and in other communications indicates whether “Adjusted EPS” refers to total Adjusted EPS for all of Sara Lee, Adjusted EPS from continuing operations or Adjusted EPS from discontinued operations.

“Adjusted net sales” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable net sales the impact of businesses acquired or divested after the start of the fiscal period and the impact of the 53rd week, and also presents fiscal 2010 results at fiscal 2011 currency exchange rates.

“Adjusted operating income” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable operating income the impact of significant items and contingent sale proceeds, if any, the impact of the 53rd week and businesses acquired or divested after the start of the fiscal period, and also presents fiscal 2010 results at fiscal 2011 currency exchange rates.

“Adjusted operating margin” for continuing operations, a specified business segment or discontinued operations, as indicated in this release, is a non-GAAP financial measure that equals adjusted operating income for the applicable portion of the business divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for continuing operations) or adjusted operating segment income for a business segment or discontinued operations divided by adjusted net sales for that business segment or discontinued operation (in the case of computing adjusted operating margin for a specific business segment or discontinued operations).

“Adjusted operating segment income” for continuing operations, a specified business segment or discontinued operations, as indicated in this release, excludes from the operating segment income from continuing operations, of a specified business segment or from discontinued operations the impact of significant items and the impact of the 53rd week recognized by that portion of the business during the fiscal period and businesses acquired or divested after the start of the fiscal period, and also presents fiscal 2010 results at fiscal 2011 currency exchange rates.

“Adjusted income or adjusted net income” for continuing operations, discontinued operations or total Sara Lee, as indicated in this release, excludes from applicable net income the after tax impact of significant items, contingent sale proceeds and the after tax impact of the 53rd week, if any. The amount does not include any adjustment for businesses acquired or divested after the start of the fiscal period and presents each fiscal year’s results at that fiscal year’s currency exchange rates.

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Sara Lee Corporation and Subsidiaries

Operating Results by Business Segment*

(in millions—Unaudited)

	First Quarter		Dollar Change	Percent Change
	2011	2010
North American Retail

Net sales	$707	$659	$48	7.3%

Adjusted net sales*	$707	$659	$48	7.3%

Operating segment income	$63	$80	$(17)	(20.6)%

Operating margin %	8.9%	12.1%		(3.2)%

Less : Increase/(decrease) in operating segment income from:
Project Accelerate charges	$(1)	$(3)	$2

Adjusted operating segment income*	$64	$83	$(19)	(23.0)%

Adjusted operating margin %*	9.0%	12.6%		(3.6)%

North American Fresh Bakery

Net sales	$516	$541	$(25)	(4.6)%

Adjusted net sales*	$516	$541	$(25)	(4.6)%

Operating segment income (loss)	$(1)	$14	$(15)	NM

Operating margin %	(0.2)%	2.7%		(2.9)%

Less : Increase/(decrease) in operating segment income from:
Project Accelerate charges	$(1)	$(1)	$—
Pension partial withdrawal liability charge	—	(7)	7

Adjusted operating segment income*	$—	$22	$(22)	NM

Adjusted operating margin %*	0.0%	4.1%		(4.1)%

North American Foodservice

Net sales	$445	$457	$(12)	(2.6)%

Adjusted net sales*	$445	$457	$(12)	(2.7)%

Operating segment income	$29	$38	$(9)	(23.2)%

Operating margin %	6.6%	8.3%		(1.7)%

Less : Increase/(decrease) in operating segment income from:
Accelerated depreciation	$(2)	$—	$(2)

Adjusted operating segment income*	$31	$38	$(7)	(20.1)%

Adjusted operating margin %*	7.0%	8.5%		(1.5)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See	pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports First Quarter Earnings and Announces Divestiture of North American Fresh Bakery Business to Grupo

Bimbo — Page 22

Sara Lee Corporation and Subsidiaries

Operating Results by Business Segment*

(in millions—Unaudited)

	First Quarter		Dollar Change	Percent Change
	2011	2010
International Beverage

Net sales	$728	$734	$(6)	(0.9)%

Less: Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$38	$(38)

Adjusted net sales*	$728	$696	$32	4.6%

Operating segment income	$90	$123	$(33)	(27.2)%

Operating margin %	12.3%	16.8%		(4.5)%

Less: Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$9	$(9)
Project Accelerate charges	(2)	(2)	—

Adjusted operating segment income*	$92	$116	$(24)	(20.2)%

Adjusted operating margin %*	12.7%	16.6%		(3.9)%

International Bakery

Net sales	$186	$204	$(18)	(9.0)%

Less: Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$13	$(13)

Adjusted net sales*	$186	$191	$(5)	(2.8)%

Operating segment income	$8	$6	$2	48.2%

Operating margin %	4.5%	2.7%		1.8%

Less: Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$1	$(1)
Project Accelerate charges	—	(7)	7

Adjusted operating segment income*	$8	$12	$(4)	(27.4)%

Adjusted operating margin %*	4.6%	6.1%		(1.5)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See	pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports First Quarter Earnings and Announces Divestiture of North American Fresh Bakery Business to Grupo

Bimbo — Page 23

Sara Lee Corporation and Subsidiaries

Operating Results by Business Segment*

(in millions—Unaudited)

	First Quarter		Dollar Change	Percent Change
	2011	2010
Total Sara Lee
Net sales—total operating segments	$2,582	$2,595	$(13)
Intersegment	(7)	(7)	—

Net sales	$2,575	$2,588	$(13)	(0.5)%

Less: Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$51	$(51)

Adjusted net sales*	$2,575	$2,537	$38	1.5%

Total operating segment income	$189	$261	$(72)	(27.5)%

Less: Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$10	$(10)
Project Accelerate charges	(4)	(13)	9
Accelerated depreciation	(2)	—	(2)
Pension partial withdrawal liability charge	—	(7)	7

Total adjusted operating segment income*	$195	$271	$(76)	(28.0)%

Total operating segment income	$189	$261	$(72)	(27.5)%

General corporate expenses	(25)	(55)	30
Mark-to-market derivative gains (losses)	14	(3)	17
Amortization of trademarks and other intangibles	(11)	(11)	—
Adjustment for noncontrolling interest	2	1	1
Contingent sales proceeds	—	133	(133)

Operating income	$169	$326	$(157)	(48.1)%

Operating margin %	6.6%	12.6%		(6.0)%

Less: Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$133	$(133)
Changes in foreign currency exchange rates	—	9	(9)
Project Accelerate charges	(8)	(18)	10
Accelerated depreciation	(2)	—	(2)
Pension partial withdrawal liability charge	—	(7)	7

Adjusted operating income*	$179	$209	$(30)	(14.4)%

Adjusted operating margin %*	6.9%	8.2%		(1.3)%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures.

See	pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports First Quarter Earnings and Announces Divestiture of North American Fresh Bakery Business to Grupo

Bimbo — Page 24

Sara Lee Corporation and Subsidiaries

Operating Results For Discontinued Operations

(in millions—Unaudited)

	First Quarter		Dollar Change	Percent Change
	2011	2010
International Household and Body Care Businesses

Net sales	$408	$521	$(113)	(21.7)%

Less: Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$20	$(20)
Disposition	—	92	(92)

Adjusted net sales*	$408	$409	$(1)	(0.2)%

Operating segment income	$58	$69	$(11)	(17.1)%

Operating margin %	14.1%	13.3%		0.8%

Less: Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$3	$(3)
Exit activities and business dispositions	(7)	—	(7)
Professional fees/Other	(4)	(4)	—
Dispositions	—	14	(14)

Adjusted operating segment income*	$69	$56	$13	23.3%

Adjusted operating margin %*	17.0%	13.7%		3.3%

Operating segment income	$58	$69	$(11)	(17.1)%

Amortization expense	—	(4)	4

Operating income	$58	$65	$(7)	(10.3)%

Less: Increase/(decrease) in operating income from:
Changes in foreign currency exchange rates	$—	$3	$(3)
Exit activities and business dispositions	(7)	—	(7)
Professional fees/Other	(4)	(4)	—
Dispositions	—	14	(14)

Adjusted operating income	$69	$52	$17	35.5%

Operating income	$58	$65	$(7)	(10.3)%
Interest income (expense)	—	—	—

Income before income taxes	58	65	(7)
Income taxes expense (benefit)	21	(31)	52

Income from discontinued operations	37	96	(59)	(61.7)%

Adjustment for noncontrolling interests	—	(2)	2

Income from discontinued operations attributable to Sara Lee	37	94	(57)	(61.0)%

Gain on sale of discontinued operations, net of tax	89	—	89

Net income from discontinued operations attributable to Sara Lee	$126	$94	$32	33.5%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See	pages 19 and 20 for a detailed explanation of these and other non-GAAP measures used in this release.